Exhibit (a)(8)

Election Amendment Review

You have elected to amend your Eligible Option Grant(s) indicated below

Grant Date	Option Number	Original Price Per Share	Number of Shares Subject to Tender Offer (“Eligible Options”)	New Exercise Price	Cash Amount Payable in January 2008
Jul 02, 2001	00019076	$35.01	73	$35.03	$1.46

Amend Eligible Options?    Yes  ☑    No  ☐

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